Exhibit 5

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (“Agreement”) is entered into as of March 27, 2018, by and between PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Parent”), and KKR CREDIT SELECT FUNDING LLC (“Stockholder”).

RECITALS

A.                                    Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of issued and outstanding shares of common stock, par value $0.05 per share (“Shares”), of Willbros Group, Inc., a Delaware corporation (the “Company”) as set forth on the signature page hereto.

B.                                    Parent, Waco Acquisition Vehicle, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as may be amended, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for, among other things, the merger of Merger Sub into the Company (the “Merger”).

C.                                    In the Merger, each outstanding Share is to be converted into the right to receive the cash consideration provided in the Merger Agreement.

D.                                    Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                         CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)                                                         The terms “Acquired Companies,” “Acquisition Inquiry,” “Acquisition Proposal,”, “Company Time-based Awards,” “Company Performance Awards” “Contemplated Transaction,” and “Person,” and other capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b)                                                         “Expiration Date” shall mean the earliest of: (i) the date on which the Company Requisite Vote is obtained, (ii) the time and date in which the Merger Agreement is validly terminated in accordance with its terms, (iii) the date of an Adverse Amendment, (iv) termination of this Agreement by mutual written consent of the Stockholder and Parent, (v) the date of filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or on behalf of the Acquired Companies, (vi) August 15, 2018 and (vii) the date upon which the Merger becomes effective pursuant to the Merger Agreement.

(c)                                                          Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(d)                                                         “Subject Securities” shall mean: (i) all securities of the Company (including all Shares and all options, Company Time-based Awards, Company Performance Awards, warrants and other rights to acquire Shares) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Shares and all additional options, Company Time-based Awards, Company Performance Awards,, warrants and other rights to acquire Shares) of which Stockholder acquires Ownership during the Voting Period.

(e)                                                          A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Merger Sub; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Merger Sub; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(f)                                                           “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

SECTION 2.                         TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1                               Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.  Without limiting the generality of the foregoing, during the Voting Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.2                               Restriction on Transfer of Voting Rights.  During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) other than the Proxy contemplated by this Agreement, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities (other than in connection with a Transfer to a Permitted Transferee (as hereinafter defined)).

2.3                               Permitted Transfers.  Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder:  (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; or (b) if Stockholder is an entity, to one or more partners, shareholders or members of Stockholder or to an affiliated entity under common control with Stockholder (each of the Persons described in clauses (i) and (ii), a “Permitted Transferee”); provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3.                         VOTING OF SHARES

3.1                               Voting Covenant.  Subject to Section 3.4, Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

(a)                                 in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b)                                 against any action or agreement that would result in a material breach of any material representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)                                  against the following actions (other than the Merger and the Contemplated Transactions): (i) any merger, consolidation or other business combination involving any Acquired Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the properties or other assets of any Acquired Company; (iii) any change in a majority of the board of directors of the Company; (iv) any action or proposal to amend, or waive any provision of the certificate of incorporation or bylaws of the Company and (v) any other action which is intended, or would reasonably be expected, to materially (1) impede, (2) interfere with, (3) delay, (4) postpone, (5) discourage or (6) adversely affect the Merger or any of the other Contemplated Transactions, and, in the case of clauses (iii) and (iv), only to the extent such action is intended, or would reasonably be expected, to materially (1) impede, (2) interfere with, (3) delay, (4) postpone, (5) discourage or (6) adversely affect the Merger or any of the other Contemplated Transactions.

Notwithstanding anything in this Section 3.1 to the contrary, (1) Stockholder shall not be required to vote or consent (or cause to be voted or consented) any of its Subject Securities to amend the Merger Agreement (including any Schedule or Exhibit thereto) or take any action that would reasonably be expected to result in the amendment or modification, or a waiver of a provision therein (an “Adverse Amendment”), in any such case, in a manner that reduces the amount or alters or changes the kind of the consideration to be paid to the Company’s stockholders in connection with the Merger and (2) nothing herein shall prevent or diminish Stockholder’s ability to vote in favor of or consent to the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or on behalf of the Acquired Companies.

3.2                               Other Voting Agreements.  During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of Section 3.1.

3.3                               Proxy.

(a)                                 Contemporaneously with the execution of this Agreement Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by Law (at all times during the Voting Period) with respect to the Shares in accordance with its terms (the “Proxy”).

(b)                                 Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

3.4                               Voting on Other Matters.  Stockholder may vote the Subject Securities on all other matters not referred to in this Agreement, and the proxy named above may not exercise the Proxy with respect to such other matters.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1                               Authorization, etc.  Stockholder has the full or corporate power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder.  This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.  If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized.  If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized.  If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized. Stockholder has reviewed and understands the terms of this Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Agreement.

4.2                               No Conflicts or Consents.

(a)                                 The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Law or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien (other than Liens created by this Agreement) on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected, except in each case of the foregoing clauses (i) and (ii), as would not reasonably be expected to impair, adversely affect or delay the ability of such Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(b)                                 The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any Consent of any Person, except as would not reasonably be expected to impair, adversely affect or delay the ability of such Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.3                               Title to Securities.  As of the date of this Agreement, except as set forth in the Schedule 13D filed by or on behalf of Stockholder (as amended through the date hereof): (a) Stockholder holds of record (free and clear of any Liens, other than Liens created by this Agreement) the number of outstanding Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Liens, other than Liens created by this Agreement) the Company Time-based Awards, Company Performance Awards, warrants and other rights to acquire Shares set forth under the heading “Company Awards” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, Company Award, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the Shares, Company Awards, options, warrants and other rights set forth on the signature page hereof.

4.4                               Accuracy of Representations.  The representations and warranties contained in this Agreement are, and will be, accurate in all material respects, at all times, as of the date of this Agreement and through and including the Expiration Date as if made as of any such time or date.

SECTION 5.                         MISCELLANEOUS

5.1                               Stockholder Information.  Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and any other filing or disclosure required under the Exchange Act Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement; provided, that in advance of any such filing or disclosure, Stockholder shall be afforded a reasonable opportunity to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) filing or disclosure.  Parent shall not make any other disclosures regarding Stockholder in any press release or otherwise without the prior written consent of Stockholder.

5.2                               Acquisition Proposals.  (a)  Stockholder agrees that neither it nor any of its controlled Affiliates (other than the Company or its Subsidiaries) shall, and shall not authorize or permit its Representatives (it being understood that, for purposes hereof, a Representative of the Company shall not constitute a Representative of a Stockholder unless such Stockholder shall have separately engaged or directed such Person in his, her or its capacity as a stockholder of the Company and not as an officer, director or employee of the Company) to, directly or indirectly, (i) initiate, encourage, solicit, assist, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal; (ii) furnish or otherwise provide access to any information regarding any Acquired Company to any Person in connection with or in response to any Acquisition Inquiry or Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal; or (iv) otherwise facilitate any effort or attempt to make or implement an Acquisition Inquiry or Acquisition Proposal or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement or other similar document or Contract relating to any Acquisition Inquiry or Acquisition Proposal.

(b)                                 Upon the execution hereof, Stockholder shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any parties (other than Parent and its Affiliates) conducted heretofore with respect to any Acquisition Inquiry or Acquisition Proposal or sale of Shares held by Stockholder, and shall refrain from engaging in any future discussions or negotiations between Stockholder and any Person (other than Parent and its Affiliates) with respect to any sale of any Shares held by Stockholder (other than to state that Stockholder is currently not permitted to engage in such discussions or negotiations).

(c)                                  Notwithstanding the foregoing, the restrictions in this Section 5.2 shall not apply (i) with respect to any discussions or negotiations with respect to the transfer of Shares permitted by Section 2.3, or (ii) with respect to any discussions between the Stockholder, on the one hand, and any Affiliate or Representative of Stockholder on the other hand.

5.3                               Fiduciary Duties.  Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement or representation in this Agreement in Stockholder’s capacity as, or that would limit Stockholder’s ability to take, or refrain from taking, actions as a director or officer of the Company, in each case, in compliance with the terms of the Merger Agreement.

5.4                               Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements made by Stockholder in this Agreement, and Parent’s rights and remedies with respect thereto, shall survive the Expiration Date for a period of six (6) months.

5.5                               Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

5.6                               Notices.  (a)                               All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the day after delivery to Federal Express or similar overnight courier to the party as follows or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient:

if to Stockholder:

at the address set forth on the signature page hereof

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:                                         Alice B Eaton; Kenneth M. Schneider

Facsimile: (212) 757-3990;

Email: aeaton@paulweiss.com; kschneider@paulweiss.com

and

if to Parent:

Primoris Services Corporation

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

Attn:  John Perisich, Esq.

Facsimile: (949) 595-5532

Email: jperisich@prim.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court

Suite 300

Dallas, Texas 75201

Attention: James R. Griffin

Facsimile: (214) 746-7777

Email: james.griffen@weil.com

5.7                               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.8                               Entire Agreement.  This Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.9                               Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Parent and Stockholder.

5.10                        Assignment; Binding Effect; No Third Party Rights.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party (other than, in the case of Stockholder, to a Permitted Transferee), and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon the parties and such parties’ heirs, estate, executors and personal representatives and such parties’ successors and permitted assigns, and shall inure to the benefit of the parties and such parties’ successors and permitted assigns.  Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.  Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Sub and their successors and permitted assigns, on the one hand, and Stockholder and its successor and permitted assigns) any rights or remedies of any nature.

5.11                        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached.  Each party agrees that, in the event of any breach or threatened breach by such party of any covenant or obligation contained in this Agreement or in the Proxy, the other party shall be entitled, without any proof of actual damage (and in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.  Each party further agrees that such other party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.12, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.12                        Non-Exclusivity.  The rights and remedies of a party under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at Law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13                        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b)                                 In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware).  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.7 shall be effective service of process for any such action.  Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)                                  EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14.

5.14                        Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

5.15                        Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16                        Waiver.  No failure on the part of a party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of a party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  A party shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17                        Independence of Obligations.  The covenants and obligations of the parties set forth in this Agreement shall be construed as independent of that certain Credit Agreement, dated as of December 15, 2014 (as amended), by and between the Company, as borrower, and certain affiliates of Stockholder as lenders thereunder, and any other Contract between Stockholder or its Affiliates, on the one hand, and the Company, on the other hand.  Nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or Parent, or the right to pursue any such rights or remedies, under the Merger Agreement, or any of the rights, remedies or obligations of the Company or Stockholder (or any of their respective Affiliates), or the right to pursue any such rights or remedies, under that certain Credit Agreement, dated as of December 15, 2014 (as amended) or any other agreement between Stockholder or its Affiliates, on the one hand and the Company or any certificate or instrument executed by a party in favor of the other party on the other hand; and nothing in the Merger Agreement, this Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies or obligations of a party under this Agreement.

5.18                        No Ownership Interests.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the applicable Stockholder (other than as set forth in this Agreement.) Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

5.19                        No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

5.20                        No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person other than the parties and each such party’s respective heirs, successors and permitted assigns.

5.21                        Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PRIMORIS SERVICES CORPORATION

By:	/s/ David King
Name:	David King
Title:	President

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

STOCKHOLDER:

KKR CREDIT SELECT FUNDING LLC

By:	/s/ Philip S. Davidson

Name	Philip S. Davidson

Title	Authorized Signatory

Address:	555 California St., 50th Floor

San Francisco, CA 94104

Email:	KKRcreditlegal@kkr.com

Shares Held of Record	Company Awards	Additional Securities Beneficially Owned

337,176

Signature Page to Voting and Support Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Willbros Group, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Primoris Services Corporation, a Delaware corporation (“Parent”), the attorney and proxy of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the issued and outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof.  (The shares of the capital stock of the Company referred to in clauses “(i)” or “(ii),” as applicable of the immediately preceding sentence are referred to as the “Shares.”)  Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting and Support Agreement, dated as of the date hereof, between Parent, Waco Acquisition Vehicle, Inc., Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Merger Sub and the Company (the “Merger Agreement”).  This proxy will terminate on the Expiration Date (as defined in the Support Agreement).

The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a)                                 in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b)                                 against any action or agreement that would result in a material breach of any material representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)                                  against the following actions (other than the Merger and the Contemplated Transactions): (i) any merger, consolidation or other business combination involving any Acquired Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the properties or other assets of any Acquired Company; (iii) any change in a majority of the board of directors of the Company; (iv) any action or proposal to amend, or waive any provision of the certificate of incorporation or bylaws of the Company and (v) any other action which is intended, or would reasonably be expected, to materially (1) impede, (2) interfere with, (3) delay, (4) postpone, (5) discourage or (6) adversely affect the Merger or any of the other Contemplated Transactions, and, in the case of clauses (iii) and (iv), only to the extent such action is intended, or would reasonably be expected, to materially (1) impede, (2) interfere with, (3) delay, (4) postpone, (5) discourage or (6) adversely affect the Merger or any of the other Contemplated Transactions.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and permitted assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Dated:  March      , 2018

STOCKHOLDER

KKR CREDIT SELECT FUNDING LLC

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy: